EXHIBIT 5.1

                    [Lindquist & Vennum P.L.L.P. Letterhead]


                               September 27, 1999


ONTRACK Data International, Inc.
9023 Columbine Drive
Eden Prairie, Minnesota 55347


         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 filed by ONTRACK Data International , Inc., (the "Company") with the Securities and Exchange Commission on September 27, 1999 relating to the public offering of 215,345 shares of Common Stock, $.01 par value, to be offered by the Selling Shareholders, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The shares of Common Stock offered by the Selling Shareholders have been validly issued and are fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ LINDQUIST & VENNUM P.L.L.P.